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                                   EXHIBIT 21

                          1ST REALTY INVESTMENTS, INC.
                              LIST OF SUBSIDIARIES

Firebird Financial L.L.C., an Arizona limited liability corporation

First National Realty, L.L.C., an Arizona limited liability corporation

F Troops L.L.C., an Arizona limited liability corporation

Bosque del San Antonio, L.L.C., an Arizona limited liability corporation

Aquarius Mountain Water & Mineral L.L.C., an Arizona limited liability corporation

Willow Springs Water L.L.C., a New Mexico limited liability corporation

Houston Damage Control L.L.C., a Texas limited liability corporation

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